Exhibit 10.4

Description of Non-Employee Director Compensation Program

Regional Management Corp. (the “Company”) maintains a non-employee director compensation program pursuant to which, effective April 25, 2018:

•	each non-employee director receives an annual cash retainer of $70,000 payable in quarterly installments ($90,000 in the case of the chair or lead independent director of the Board of Directors);

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each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives an additional annual cash retainer of $8,750 payable in quarterly installments ($17,500 in the case of the chair of each committee);

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each non-employee director receives on an annual basis shares of restricted common stock of the Company with a value equal to $90,000 ($110,000 in the case of the chair or lead independent director of the Board of Directors); and

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each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives on an annual basis additional shares of restricted common stock of the Company with a value equal to $8,750 ($17,500 in the case of the chair of each committee).

The restricted stock awards are granted on the fifth business day following the date of the annual stockholders’ meeting at which directors are elected. The number of shares subject to each restricted stock award is determined by dividing the value of the award by the closing price per share of common stock on the grant date. The restricted stock award vests and becomes non-forfeitable as to 100% of the underlying shares on the earlier of the first anniversary of the grant date or the date of the next annual stockholders’ meeting, subject to the director’s continued service from the grant date until the vesting date, or upon the earlier occurrence of the director’s termination of service as a director by reason of death or disability or upon a change in control of the Company. In the event of the director’s termination of service for any other reason, the director forfeits the restricted stock award immediately. The restricted stock award is subject to the terms and conditions of the Regional Management Corp. 2015 Long-Term Incentive Plan, as amended and restated, and a restricted stock award agreement, the form of which was previously approved by the Compensation Committee and the Board of Directors and filed with the Securities and Exchange Commission.